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                              COASTCAST CORPORATION
                        COMPUTATION OF PER SHARE EARNINGS
                                   (UNAUDITED)
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
                                                                     THREE MONTHS                            NINE MONTHS
                                                                 ENDED SEPTEMBER 30,                     ENDED SEPTEMBER 30,
                                                         -------------------------------------    ----------------------------------
                                                              2000                 1999               2000                1999
                                                         ----------------    -----------------    --------------     ---------------
Common stock outstanding at beginning of period                7,738,372            7,870,504         7,701,571           7,989,404
  Exercise of options                                              1,667                4,667            38,468               4,667
  Repurchase of common stock                                    (375,658)                   -          (375,658)           (118,900)
                                                         ----------------    -----------------    --------------     ---------------
Common stock outstanding at end of period                      7,364,381            7,875,171         7,364,381           7,875,171
                                                         ================    =================    ==============     ===============

Weighted average shares outstanding,
   for computation of basic earnings per share                 7,579,377            7,872,939         7,662,427           7,912,701

Dilutive effect of stock options after application of
   treasury stock method                                         148,898               37,282           185,170              23,485
                                                         ----------------    -----------------    --------------     ---------------

Total diluted weighted average shares outstanding,
   for computation of diluted earnings per share               7,728,275            7,910,221         7,847,597           7,936,186
                                                         ================    =================    ==============     ===============


                                                         ----------------    -----------------    --------------     ---------------
Net income                                                    $1,596,000           $1,571,000        $8,680,000          $7,239,000
                                                         ================    =================    ==============     ===============

Net income per share data:
Net income per share - basic                                       $0.21                $0.20             $1.13               $0.91
                                                         ================    =================    ==============     ===============

Net income per share - diluted                                     $0.21                $0.20             $1.11               $0.91
                                                         ================    =================    ==============     ===============
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                                   Exhibit 11